Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES THIRD QUARTER 2006 RESULTS

NEW RECORDS FOR QUARTERLY OPERATING INCOME AND NET INCOME

RADNOR, PA (BusinessWire) November 1, 2006 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported distributable cash flow of $25.2 million for the third quarter of 2006, compared to $24.6 million for the same quarter of 2005. Operating income for the third quarter of 2006 was a new quarterly record of $29.9 million, an increase of 33 percent over $22.5 million in the same quarter of 2005. Net income for the third quarter of 2006 was a new quarterly record of $31.3 million, or $0.55 per limited partner unit, compared to net income of $22.4 million, or $0.44 per limited partner unit, for the third quarter of 2005 after the effect of a two-for-one unit split on April 4, 2006. The increases in distributable cash flow, a non-GAAP measure, and operating income were primarily attributable to increased processing margins in PVR’s natural gas midstream business and higher coal royalty revenues resulting from acquisitions and higher coal prices. Net income increased due primarily to the higher operating income and mark-to-market derivative gains caused by decreased crude oil prices during the quarter. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

As previously announced, on November 14, 2006, PVR will pay a quarterly cash distribution covering the period July 1 through September 30, 2006, in the amount of $0.40 per unit, or an annualized rate of $1.60 per unit, to unitholders of record as of November 3, 2006. This represents an increase of seven percent over the $0.375 per unit distribution paid for the second quarter of 2006 and a 23 percent increase over the $0.325 per unit distribution paid for the third quarter of 2005.

For the nine months ended September 30, 2006, PVR reported distributable cash flow of $75.1 million, compared to $63.3 million for the same period of 2005. Net income for the nine months ended September 30, 2006 was $52.9 million, or $1.15 per limited partner unit, compared to net income of $36.8 million, or $0.89 per limited partner unit, for the nine months ended September 30, 2005. Operating income from the coal segment was $55.1 million, or 71 percent, of total operating income of $77.4 million for the nine months ended September 30, 2006, and $45.2 million, or 79 percent, of total operating income of $57.2 million for the nine months ended September 30, 2005.

A. James Dearlove, Chief Executive Officer, said, “PVR’s record operating income in the third quarter of 2006 was a result of commodity prices and the contribution of our acquisitions in 2005 and 2006. Coal prices continued to be strong and we enjoyed increased production from our coal properties. Natural gas processing margins were elevated by historical standards due to the combination of high natural gas liquids prices and relatively weaker natural gas prices.

“The strong performance in both of our businesses was the impetus for the recently announced distribution increase. Despite the volatility in commodity prices, we are confident that our diversified portfolio of high quality assets will provide more than adequate cash flows to support this and future distribution increases.

“On July 11, 2006, Penn Virginia Corporation (NYSE: PVA) announced that its wholly owned subsidiary, Penn Virginia GP Holdings, L.P. (PVG), which was formed to own the general partner interest, all of the incentive distribution rights, 7,475,414 common units and 7,649,880 subordinated units in PVR, had filed a registration statement with the Securities and Exchange Commission for an initial public offering of six million of its common units representing limited partner interests. The PVG offering could increase by up to 900,000 additional common units if the underwriters exercise a 30-day purchase option they are expected to be granted. If the offering is completed, most of the proceeds will be used by PVG to purchase newly issued Class B units from PVR and to make a capital contribution to PVR to maintain its two percent general partner interest. PVR expects to use the proceeds from the Class B units to repay debt.”

Coal Segment Review

Third quarter 2006 operating income in the coal segment was $18.7 million, or 13 percent higher than the $16.6 million reported in the third quarter of 2005. Revenues increased to a record $29.9 million in the third quarter of 2006, a 15 percent increase over the $25.9 million reported in the third quarter of 2005. These increases were mainly a result of higher coal royalty revenues, which increased to $26.6 million in the third quarter of 2006, a 17 percent increase over $22.7 million in the third quarter of 2005. The coal royalty revenue increase was a result of higher coal prices, which caused the average royalty per ton to increase 13 percent to $3.03 in the third quarter of 2006 from $2.67 in the third quarter of 2005, and increased coal production to 8.8 million tons in the third quarter of 2006 from 8.5 million tons in the third quarter of 2005, primarily due to second quarter 2006 property acquisitions in central Appalachia.

Expenses increased to $11.1 million in the third quarter of 2006 from $9.3 million in the third quarter of 2005, due primarily to increased royalty expense related to increased production on subleased properties and depreciation, depletion and amortization (“DD&A”) resulting from higher coal production and a higher depletion rate on recently acquired reserves.

Natural Gas Midstream Segment Review

Third quarter 2006 operating income in the natural gas midstream segment was a record $11.1 million compared to $5.9 million in the third quarter of 2005. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were a record 14.6 billion cubic feet (Bcf) or approximately 159 million cubic feet per day (MMcfpd) for the third quarter of 2006, a 26 percent increase from 126 MMcfpd for the third quarter of 2005.

The gross processing margin for the third quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was a record $20.5 million, an increase of 45 percent over $14.1 million for the third quarter of 2005. This margin increased because average natural gas prices, the main component of the cost of gas purchased, decreased relatively more than the decrease in natural gas liquids prices, a main component of midstream revenues. Expenses other than cost of gas purchased increased to $10.2 million for the third quarter of 2006 compared to $8.8 million for the third quarter of 2005, due primarily to increased general and administrative expense and DD&A. Adjusted for cash payments on derivative contracts settled during the quarter, the gross processing margin was $14.0 million, an increase of seven percent over $13.1 million for the third quarter of 2005.

Capital Resources and Impact of Derivatives

As of September 30, 2006, PVR’s outstanding borrowings were $326.6 million, including $10.8 million of senior unsecured notes classified as current portion of long-term debt. Interest expense increased from $3.9 million in the third quarter of 2005 to $5.3 million for the third quarter of 2006 as a result of interest on increased borrowings related to the acquisition of the midstream business and coal property acquisitions in 2005 and 2006 and a general increase in interest rates.

To support processing margins in its natural gas midstream segment, PVR uses commodity price derivative positions, which are summarized later in this release. For the fourth quarter of 2006 and full year 2007 and 2008, PVR has hedged approximately 65, 30, and 30 percent of its midstream commodity price exposure, respectively, based on its share of current plant production.

Beginning May 1, 2006, PVR elected to discontinue hedge accounting prospectively. From that date forward, PVR recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts on its balance sheet. This change has no impact on PVR’s reported cash flows, but results of operations are affected by the volatility of mark-to-market gains and losses, which fluctuate with changes in oil and natural gas prices. Net income for the third quarter of 2006 included mark-to-market derivative gains of $6.4 million, and net income for the first nine months of 2006 included mark-to-market derivative losses of $11.7 million. Cash paid related to derivative settlements was $7.3 million for the third quarter of 2006 and $15.4 million for the first nine months of 2006.

Guidance for 2006

See the Guidance Table included in this release for latest guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss third quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Thursday, November 2, 2006, at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until November 3, 2006, at 11:59 p.m. ET by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 216948. An on-demand replay of the call will also be available at PVR’s website beginning shortly after the call.

******

A registration statement relating to the PVG common units has been filed with the Securities and Exchange Commission but has not yet become effective. The PVG common units may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the PVG common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Natural gas midstream	$100,809	$101,940	$305,340	$213,351
Coal royalties	26,612	22,739	73,288	60,921
Coal services	1,515	1,261	4,345	3,869
Other	2,558	2,464	7,148	6,062

Total revenues	131,494	128,404	390,121	284,203

Expenses
Cost of gas purchased	80,272	87,812	254,615	182,278
Operating	6,378	4,588	13,950	10,730
Taxes other than income	483	559	1,619	1,657
General and administrative	4,599	3,790	15,003	10,069
Depreciation, depletion and amortization	9,864	9,159	27,501	22,237

Total expenses	101,596	105,908	312,688	226,971

Operating Income	29,898	22,496	77,433	57,232

Interest expense	(5,276)	(3,937)	(13,759)	(10,132)
Interest income	331	233	902	850
Derivatives	6,386	3,578	(11,676)	(11,186)

Net income	$31,339	$22,370	$52,900	$36,764

Allocation of net income:
General partner’s interest in net income	$1,583	$951	$2,995	$1,478
Limited partners’ interest in net income	$29,756	$21,419	$49,905	$35,286

Basic and diluted net income per limited partner unit, common and subordinated	$0.55	$0.44	$1.15	$0.89

Weighted average units outstanding:
Common	33,994	30,170	33,994	28,380
Subordinated	7,650	11,474	7,650	11,474

Other data:
Coal segment:
Coal royalty tons (in thousands)	8,782	8,531	24,467	22,496
Average gross coal royalty ($ per ton)	$3.03	$2.67	$3.00	$2.71
Natural gas midstream segment:
Inlet volumes (MMcf)	14,643	11,567	39,431	26,963
Gross midstream processing margin (in thousands)	$20,537	$14,128	$50,725	$31,073

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash	$13,711	$23,193
Receivables	68,355	76,398
Derivative assets	671	10,235
Other current assets	1,903	2,724

Total current assets	84,640	112,550
Property and equipment, net	543,489	458,782
Equity investments	25,069	26,672
Goodwill and intangibles, net	41,970	45,769
Derivative assets	2,813	8,536
Other long-term assets	7,261	5,570

Total assets	$705,242	$657,879

Liabilities and Partners’ Capital
Current portion of long-term debt	$10,826	$8,108
Accounts payable and accrued liabilities	56,910	68,004
Derivative liabilities	10,629	20,700
Deferred income	6,860	5,073

Total current liabilities	85,225	101,885
Derivative liabilities	8,011	11,246
Other long-term liabilities	11,770	13,943
Long-term debt	315,772	246,846
Partners’ capital	284,464	283,959

Total liabilities and partners’ capital	$705,242	$657,879

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Activities
Net income	$31,339	$22,370	$52,900	$36,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,864	9,159	27,501	22,237
Commodity derivative contracts:
Total derivative losses (gains)	(5,561)	(2,561)	12,951	11,614
Cash settlements of derivatives	(7,344)	(2,052)	(15,405)	(3,303)
Noncash interest expense	191	177	573	1,519
Equity earnings, net of distributions	(425)	2,090	1,603	1,546
Cumulative effect of change in accounting principle	—	—	—	—
Changes in operating assets and liabilities	(3,159)	2,730	(4,699)	1,314

Net cash provided by operating activities	24,905	31,913	75,424	71,691

Investing Activities
Acquisitions, net of cash acquired	(199)	(67,492)	(81,586)	(290,169)
Additions to property and equipment	(11,572)	(3,795)	(26,893)	(9,615)
Other	30	—	33	52

Net cash used in investing activities	(11,741)	(71,287)	(108,446)	(299,732)

Financing Activities
Payments for debt issuance costs	—	(346)	—	(2,385)
Proceeds from borrowings, net	10,000	54,200	71,500	140,200
Proceeds from issuance of partners’ capital	—	252	—	129,258
Distributions to partners	(16,912)	(14,134)	(47,960)	(37,812)

Net cash provided by (used in) financing activities	(6,912)	39,972	23,540	229,261

Net increase (decrease) in cash and cash equivalents	6,252	598	(9,482)	1,220
Cash and cash equivalents-beginning balance	7,459	21,619	23,193	20,997

Cash and cash equivalents-ending balance	$13,711	$22,217	$13,711	$22,217

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Three months ended September 30, 2006

Revenues
Natural gas midstream	$—	$100,809	$100,809
Coal royalties	26,612	—	26,612
Coal services	1,515	—	1,515
Other	1,763	795	2,558

Total revenues	29,890	101,604	131,494

Expenses
Cost of gas purchased	—	80,272	80,272
Operating	3,340	3,038	6,378
Taxes other than income	154	329	483
General and administrative	2,097	2,504	4,601
Depreciation, depletion and amortization	5,551	4,313	9,864

Total expenses	11,142	90,456	101,598

Operating Income	$18,748	$11,148	$29,896

Production
Coal royalty tons (thousands of tons)	8,782
Inlet volumes (MMcf)		14,643

Additions to property and equipment and acquisitions, net of cash acquired	$5,735	$6,036	$11,771

	Coal	Natural Gas Midstream	Consolidated
Three months ended September 30, 2005

Revenues
Natural gas midstream	$—	$101,940	$101,940
Coal royalties	22,739	—	22,739
Coal services	1,261	—	1,261
Other	1,923	543	2,466

Total revenues	25,923	102,483	128,406

Expenses
Cost of gas purchased	—	87,812	87,812
Operating	1,931	2,657	4,588
Taxes other than income	219	340	559
General and administrative	1,917	1,873	3,790
Depreciation, depletion and amortization	5,257	3,902	9,159

Total expenses	9,324	96,584	105,908

Operating Income	$16,599	$5,899	$22,498

Production
Coal royalty tons (millions of tons)	8,531
Inlet volumes (Bcf)		11,567

Additions to property and equipment and acquisitions, net of cash acquired (1)	$81,339	$4,344	$85,683

(1)	Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Nine months ended September 30, 2006

Revenues
Natural gas midstream	$—	$305,340	$305,340
Coal royalties	73,288	—	73,288
Coal services	4,345	—	4,345
Other	5,482	1,666	7,148

Total revenues	83,115	307,006	390,121

Expenses
Cost of gas purchased	—	254,615	254,615
Operating	5,561	8,387	13,948
Taxes other than income	565	1,054	1,619
General and administrative	6,796	8,209	15,005
Depreciation, depletion and amortization	15,050	12,451	27,501

Total expenses	27,972	284,716	312,688

Operating Income	$55,143	$22,290	$77,433

Production
Coal royalty tons (thousands of tons)	24,467
Inlet volumes (MMcf)		39,431

Additions to property and equipment and acquisitions, net of cash acquired	$80,902	$27,577	$108,479

	Coal	Natural Gas Midstream (1)	Consolidated
Nine months ended September 30, 2005

Revenues
Natural gas midstream	$—	$213,351	$213,351
Coal royalties	60,921	—	60,921
Coal services	3,869	—	3,869
Other	4,638	1,424	6,062

Total revenues	69,428	214,775	284,203

Expenses
Cost of gas purchased	—	182,278	182,278
Operating	4,104	6,626	10,730
Taxes other than income	727	930	1,657
General and administrative	5,962	4,107	10,069
Depreciation, depletion and amortization	13,440	8,797	22,237

Total expenses	24,233	202,738	226,971

Operating Income	$45,195	$12,037	$57,232

Production
Coal royalty tons (millions of tons)	22,496
Inlet volumes (Bcf)		26,963

Additions to property and equipment and acquisitions, net of cash acquired (2)	$110,370	$203,810	$314,180

(1)	Natural Gas Midstream segment was acquired in March 2005.
(2)	Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Reconciliation of GAAP “Operating income” to Non-GAAP “Adjusted EBITDA” and “Distributable cash flow”
Operating income	$29,898	$22,496	$77,433	$57,232
Depreciation, depletion and amortization	9,864	9,159	27,501	22,237
Derivative losses included in operations	825	1,017	1,275	428
Cash paid for derivative settlements	(7,344)	(2,052)	(15,405)	(3,303)

Adjusted EBITDA (see Note 1)	33,243	30,620	90,804	76,594
Interest expense, net	(4,945)	(3,704)	(12,857)	(9,282)
Noncash cost of gas purchased	—	—	4,551	—
Maintenance capital expenditures	(3,065)	(2,280)	(7,386)	(4,000)

Distributable cash flow (see Note 2)	$25,233	$24,636	$75,112	$63,312

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$11,572	$3,795	$26,893	$9,615
Acquisitions, net of cash acquired	199	67,492	81,586	290,169
Change in accrued capital expenditures	171	—	(125)	—

Capital expenditures (see Note 3)	$11,942	$71,287	$108,354	$299,784

Reconciliation of GAAP “Net income per limited partner unit” reflecting the impact of EITF 03-06 to Non-GAAP “Adjusted net income per limited partner unit”
Net income per limited partner unit, basic and diluted	$0.55	$0.44	$1.15	$0.89
Impact of the theoretical distribution of earnings pursuant to EITF 03-06	$0.16	$0.07	$0.05	$—

Adjusted net income per limited partner unit, basic and diluted (see Note 4)	$0.71	$0.51	$1.20	$0.89

Note 1 - Adjusted EBITDA represents operating income plus depreciation, depletion and amortization expense, derivative losses (gains) included in operations and cash paid for derivative settlements. Management believes Adjusted EBITDA provides additional useful information regarding PVR’s ability to meet its debt service, capital expenditure and working capital requirements. Adjusted EBITDA is a measure of the business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of the business. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents Adjusted EBITDA less interest expense and maintenance capital expenditures, plus noncash cost of gas purchased. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. Management believes capital expenditures provide useful information regarding PVR’s capital program as a supplement to cash additions to property and equipment.

Note 4 - Net income per limited partner unit, as required by EITF 03-06, is theoretical and pro forma in nature and does not reflect economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income. Instead, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the Partnership in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as required by EITF 03-06.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, Partnership net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in the Partnership. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others. Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2006.

	Actual
	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	YTD 2006	2006 Guidance
Coal Segment:
Coal royalty tons (millions)	7.7	8.0	8.8	24.5	32.5	-	34.0

Revenues:
Average coal royalty per ton	$2.90	3.04	3.03	3.00	2.95	-	3.00
Other	$2.9	3.6	3.3	9.8	13.2	-	14.0

Expenses:
Direct expenses	$3.5	3.9	5.6	12.9	17.0	-	18.0
Depreciation, depletion and amortization	$4.7	4.7	5.6	15.1	20.0	-	21.0

Capital Expenditures:
Expansion and acquisitions	$4.8	69.2	6.4	80.4	84.0	-	84.6
Maintenance capital expenditures	$0.1	—	—	0.1	0.3	-	0.4
Total Coal Capital Expenditures	$4.9	69.2	6.4	80.5	84.3	-	85.0

Natural Gas Midstream Segment:
Inlet volumes (MMcf per day) - (a)	134	140	159	144	145	-	150

Expenses:
Direct expenses	$5.9	5.8	5.9	17.7	23.5	-	24.0
Depreciation, depletion and amortization	$4.1	4.1	4.3	12.5	16.5	-	17.0

Capital Expenditures:
Expansion and acquisitions	$0.6	17.4	2.5	20.5	23.0	-	24.0
Maintenance capital expenditures	$2.0	2.3	3.0	7.3	9.5	-	10.0
Total Midstream Capital Expenditures	$2.6	19.7	5.5	27.8	32.5	-	34.0

Other:
Interest expense:
Average long-term debt outstanding	$254.2	284.1	326.6	289.1	325.0	-	330.0
Interest rate	5.9%	6.0%	6.6%	6.2%	6.3%	-	6.6%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

Notes:

(a)	The natural gas midstream segment’s derivative positions as of September 30, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
Fourth Quarter 2006	73,126		$0.4870
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Crude Oil Collars (revenue)	(in barrels	)	(per barrel	)
Fourth Quarter 2006 (October only)	270		$73.59

Natural Gas Swaps (cost of gas purchased)	(in MMBtu	)	(per MMBtu	)
Fourth Quarter 2006	8,005		$6.98
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97